Exhibit 10.2

Execution Version

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”), dated as of October 18, 2023, is entered into by and among GCL Global Holdings LTD, a Cayman Islands company (“PubCo”), RF Acquisition Corp., a Delaware corporation (“SPAC”), Grand Centrex Limited, a British Virgin Islands business company (the “Company”), and the shareholder of the Company set forth on the signature page hereto (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, PubCo, SPAC, the Company, and, for the limited purposes set forth therein, RF Dynamic LLC, a Delaware limited liability company (the “Sponsor”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub 1 will merge with and into the Company, with the Company surviving the merger (the “Initial Merger”), and Merger Sub 2 will merge with and into SPAC, with SPAC surviving the merger (the “SPAC Merger” and together with the Initial Merger, the “Mergers”);

WHEREAS, as of the date hereof, the Shareholder is the record holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of the Company Shares set forth on such Shareholder’s signature page of this Agreement (collectively, such Shareholder’s “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which such Shareholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Shareholder’s “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of PubCo, SPAC and the Company to enter into the Merger Agreement, the Shareholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, PubCo, SPAC, the Company, and the Shareholder hereby agree as follows:

1.            Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, such Shareholder, solely in his, her or its capacity as a Shareholder of the Company agrees, and agrees to cause any other holder of record of any of such Shareholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of such Shareholder’s Covered Shares, on (or effective as of) the third Business Day following the date that the Registration Statement becomes effective, the written from such Shareholder pursuant to the Merger Agreement. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), such Shareholder, in his, her or its capacity as a Shareholder of the Company agrees that, at any meeting of the Shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of Shareholders of the Company, such Shareholder shall, and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:

(a)            when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder) in favor of the Mergers and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

(c)            vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Shareholder’s Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Shareholder contained in this Agreement.

The Shareholder obligations specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Company Board or the Company Board has previously recommended the Mergers but changed such recommendation.

2.            No Inconsistent Agreements. The Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.            Termination. This Agreement shall terminate upon the earliest of (i) the SPAC Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of PubCo, SPAC, the Company, and the Shareholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10 through 21 shall survive the termination of this Agreement.

4.            Representations and Warranties of the Shareholders. The Shareholder hereby represents and warrants to PubCo as to itself as follows:

(a)            Such Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the Company Governing Documents (including, for the purposes hereof, any agreements between or among shareholders of the Company). As of the date hereof, other than the Covered Shares, such Shareholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b)            Such Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)            Such Shareholder affirms that (i) if such Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Shareholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby . This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)            Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by the Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement.

(e)            The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 4(d), under any applicable Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f)            As of the date of this Agreement, there is no action, proceeding or investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that questions the beneficial or record ownership of such Shareholder’s Owned Shares, the validity of this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(g)            Such Shareholder understands and acknowledges that PubCo, SPAC and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(h)            No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which PubCo, SPAC or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by such Shareholder in his, her or its capacity as a Shareholder or on behalf of such Shareholder in his, her or its capacity as a Shareholder.

5.            Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement, the Shareholder hereby covenants and agrees as follows:

(a)            No Solicitation. Prior to the Termination Date, such Shareholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Such Shareholder also agrees that immediately following the execution of this Agreement, such Shareholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Such Shareholder shall promptly (and in any event within one Business Day) notify, in writing, PubCo, SPAC and the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal.

Such Shareholder shall promptly (and in any event within one Business Day) keep PubCo, SPAC and the Company reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Notwithstanding anything in this Agreement to the contrary, (i) such Shareholder shall not be responsible for the actions of the Company or the Company’s Board (or any committee thereof), any Affiliate or Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 8.7 of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that such Shareholder shall remain responsible for any breach by such Shareholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b)            Such Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Shareholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Shareholder or Transfers made in connection with the Restructuring (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of such Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve such Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to such Shareholder’s Covered Shares shall be null and void.

(c)            Such Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6.            Further Assurances. From time to time, at PubCo’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Such Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against PubCo, PubCo’s Affiliates, SPAC, the Sponsor, the Company or any of their respective successors and assigns challenging the transactions contemplated by the Merger Agreement or disputing the allocation of the consideration payable as part of the Mergers pursuant to the terms of the Merger Agreement.

7.            Disclosure. The Shareholder hereby authorizes PubCo, SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure PubCo, SPAC and the Company have provided such Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments PubCo, SPAC and the Company will consider in good faith.

8.            Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by PubCo, SPAC, the Company and the Shareholder.

10.            Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to the Shareholder, to it at:

the address (including email) set forth in the Company’s books and records, or to such other address or to the attention of such other person as such Shareholder has specified by prior written notice to the sending party if to PubCo or the Company, to it at:

GCL Global Limited

29 Tai Seng Avenue #02-01

Natural Cool Lifestyle Hub

Singapore 534119

Email: jacky@gcl.asia

Attention: Choo See Wee

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP

901 New York Avenue NW, Suite 300

Washington, DC 20001

Email: jtam@loeb.com

Attention: Jane Tam

if to SPAC, to it at:

RF Acquisition Corp

111 Somerset, #05-06

Singapore 238164

Email: tsemeng.ng@ruifengwealth.com

Attention: Tse Meng Ng

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

Bank of China Tower, 42nd Floor

1 Garden Road

Central, Hong Kong

Email: sluk@winston.com

Attention: Simon Luk

12.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in PubCo, SPAC or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and none of PubCo, SPAC or the Company shall have any authority to direct any Shareholder in the voting or disposition of any of such Shareholder’s Covered Shares, except as otherwise provided herein.

13.            Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14.            No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of PubCo, SPAC and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that PubCo, SPAC and the Company shall be express third party beneficiaries with respect to Section 4 and Section 5(b) hereof.

15.            Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.

(b)            In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the state and federal courts located in the State of New York having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the State of New York having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c)            EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17.            Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Shareholder’s obligations to vote its Covered Shares as provided in this Agreement, in the state or federal courts located in the State of New York, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18.            Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20.            Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21.            Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SHAREHOLDER

Epicsoft Ventures Pte Ltd

/s/ Choo See Wee
Name: Choo See Wee
Title: Director

Owned Shares:

____________ Company Shares

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GCL GLOBAL HOLDINGS LTD

By:	/s/ Choo See Wee
Name: Choo See Wee
Title: Director

GRAND CENTREX LIMITED

By:	/s/ Choo See Wee
Name: Choo See Wee
Title: Director

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

RF ACQUISITION CORP.

By:	/s/ Tse Meng Ng
Name: Tse Meng Ng
Title: Chief Executive Officer

[Signature Page to Shareholder Support Agreement]